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                                                                      Exhibit 5

                              [COMPANY LETTERHEAD]

May 3, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") filed by Kaiser Aluminum Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission relating to the issuance of 5,500,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), pursuant to the Kaiser 1997 Omnibus Stock Incentive Plan (the "Plan").

In connection therewith, I have reviewed copies of the Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company and the Registration Statement and I have reviewed such documents and records of the Company as I have deemed necessary to enable me to express an opinion on the matters covered hereby, and I have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Company. Based on the foregoing, I am of the opinion that the shares of Common Stock of the Company to be issued pursuant to the Plan, when issued in compliance with such plan, will be validly issued, fully-paid and non-assessable.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

I am delivering this opinion to the Company, and no person other than the Company may rely upon it.

Very truly yours,

/s/ J. Kent Friedman

J. Kent Friedman
Senior Vice President and General Counsel
Kaiser Aluminum Corporation